Exhibit 10.34

[SEARS HOLDINGS LETTERHEAD]

July 16, 2007

Mr. Richard E. Gerstein

Dear Richard,

Congratulations on your acceptance of our offer to join Sears Holdings Corporation (SHC) as SVP, Chief Marketing Officer – Sears. You will be reporting to Maureen McGuire, EVP, Chief Marketing Officer – SHC. Your start date is to be August 6, 2007. The terms of your offer as agreed upon are summarized below, subject to the approval of the Compensation Committee of SHC’s Board of Directors.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $480,000.

•	2007 incentive award equal to $360,000.

•	For fiscal years after the 2007 fiscal year, annual target incentive opportunity of 75% of your base salary.

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You will not be a participant in the Sears Holdings Corporation 2007 Executive Long-Term Incentive Program, covering the 2007 – 2009 performance period. It is anticipated that SHC will have annual overlapping three year Long-Term Incentive Programs (“LTIP”) and you will be eligible to participate in these programs at 100 % of your base salary. The next LTIP program is expected to be adopted in early 2008. Further details regarding future LTIPs will be provided to you upon implementation of such programs.

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You will receive a grant of restricted stock valued at $1,500,000 under the Sears Holdings 2006 Stock Plan. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date. The grant date will be the first business day of the month following the later of (a) the date as of when we receive your executed Executive Severance Agreement (referred to below) and the approval of the Compensation Committee, or (b) your date of hire. The restricted shares granted will be scheduled to vest in 1/3 increments on each of the first three anniversaries of the grant.

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You will be asked to sign an Executive Severance Agreement. Subject to the terms of such agreement, if you are involuntarily terminated from Sears, you will receive one (1) year of salary continuation equal to base salary and target incentive at the time of termination, subject to mitigation. Under the agreement, you will be subject to non-disclosure and non-solicitation provisions and will agree not to aid, assist or render services for any ‘Sears Competitor’ (as defined in the agreement) for one (1) year following termination of employment. Your restricted stock grant and future LTIP participation are conditioned upon you signing the Executive Severance Agreement.

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You will receive a one-time sign-on bonus of $250,000 (gross), payable within thirty (30) days after your start date. You will be required to repay this amount to the company in the event you voluntarily terminate your employment (other than for good reason as defined under your Executive Severance Agreement) with SHC or are terminated by SHC for cause (as defined under your Executive Severance Agreement) within twelve (12) months of your date of hire.

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You are eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. Flexible Days will be granted after one (1) year of service.

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You will be eligible to participate in all employee benefit, retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	Your employment is contingent upon satisfactory completion of a background check, employment authorization verification and pre-employment drug test.

To confirm your acceptance, please sign this letter and the Executive Severance Agreement and return both documents to me via both fax and mail.

Richard, we are looking forward to you joining Sears Holdings. We are excited about the important contributions you will make to the company. I look forward to your acceptance of the terms as described herein. If you need additional information or clarification, please call.

Sincerely,

/s/ Robert D. Luse
Robert D. Luse
SVP, Human Resources

Accepted:

/s/ Richard E. Gerstein	7/16/07
Richard E. Gerstein	Date

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